                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-21207



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 11, 1997)



                              RITE AID CORPORATION


     This Prospectus Supplement supplements the Prospectus dated February 11, 1997 (the "Prospectus") of Rite Aid Corporation (the "Company") relating to shares of Common Stock, par value $1.00 per share, of the Company which may be offered by the Selling Stockholders from time to time. This Prospectus Supplement is not complete and may only be delivered with the Prospectus. Terms used in this Prospectus Supplement that are defined in the Prospectus are used herein as so defined.

     This Prospectus Supplement restates in its entirety the information set forth under the caption "Selling Stockholders" in the Prospectus.

                                _______________



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 4, 1997

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus Supplement with respect to shares of Common Stock owned by the Selling Stockholders which are covered by the Prospectus. Except as set forth below, the number of Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus for the account of each of the Selling Stockholders equals the total number of shares of Common Stock owned by each of the Selling Stockholders as of the date of this Prospectus Supplement.

                                                                Common Stock Ownership
                                                                Prior to the Offering(2)
                                                                ------------------------
Name of Selling Stockholders(1)                                  Number     Percentage
----------------------------                                    ---------   ------------

     American Manufacturers Mutual Insurance Company.........      42,416            *
     American Motorists Insurance Company....................      56,555            *
     BT Investment Partners, Inc.............................     176,735            *
     Greyson Bryan...........................................       7,393            *
     Chemical Investments, Inc...............................     176,735            *
     John G. Danhakl(3)......................................      49,231            *
     GANMAX, Inc.............................................      32,559            *
     Jackson W. Goodall Jr. & Mary E. Goodall, Trustees of
      the Goodall Family Trust DTD 2/9/83(4).................      40,848            *
     Kemper Reinsurance Company..............................      56,555            *
     Leonard I. Green(5).....................................      16,261            *
     Lumbermens Mutual Casualty Company......................     141,388            *
     Pruco Life Insurance Company............................      70,694            *
     Jonathan D. Sokoloff....................................     325,218            *
     South Ferry No. 2, L.P..................................     106,041            *
     Tardy-Green, Inc.(5)....................................     929,148            *
     The Prudential Foundation...............................     673,185            *
     The Prudential Insurance Company of America(6)..........     670,000            *
     Christopher V. Walker...................................     371,724            *
     Willow III, Inc.........................................      32,559            *
                                                                ---------
       Total.................................................   3,967,852
                                                                =========
---------------

*    Less than 1%.

(1) Includes any distributees, pledgees, donees, transferees or other successors in interest of any Selling Stockholders. Information concerning the identity of any such persons and their sales of shares of common Stock will be set forth in an amendment or supplement to the Prospectus. See "Plan Of Distribution" in the Prospectus.

(2) Based on 122,809,874 shares of Common Stock outstanding on March 1, 1997, which includes shares of Common Stock issuable as a result of the Thrifty PayLess Merger upon surrender of the certificates formerly representing shares of Thrifty PayLess common stock.

(3) In addition to the Shares shown above, Mr. Danhakl owns 50,156 shares of Common Stock not covered by the Prospectus.

(4) In addition to the Shares shown above, the Goodall Family Trust owns 56,822 shares of Common Stock not covered by the Prospectus.

(5) Leonard I. Green, who became a member of the Board of Directors of the Company on January 8, 1997, owns all of the stock of Tardy-Green, Inc.

(6) In addition to the Shares shown above, The Prudential Insurance Company of America owns 62,300 shares of Common Stock not covered by the Prospectus.

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